Press Release

Contact:
Helen Chan
Investor Relations Manager
Tel: 408-736-6900 x188
Email: hchan@afop.com
URL: http://www.afop.com

For immediate Release

ALLIANCE FIBER OPTIC PRODUCTS, INC. ANNOUNCES
STOCK REPURCHASE PROGRAM

Sunnyvale, CA – November 30, 2011 – Alliance Fiber Optic Products, Inc. (Nasdaq CM: AFOP) today announced that its board of directors has approved a stock repurchase program under which it will begin purchasing up to six million dollars of its outstanding shares of Common Stock. The duration of the repurchase program is open-ended.

Under the program, AFOP could purchase shares of Common Stock from time to time through open market and privately negotiated transactions at prices depending on prevailing market conditions and other factors. The program does not obligate AFOP to repurchase any particular amount of common stock during any period and the program may be modified or suspended at any time at the Company's discretion. The repurchase will be funded by cash on hand.

Peter C. Chang, Chief Executive Officer and President, said, "At the present time, the combination of current market valuations, our cash balances and ongoing cash flow generation lead us to believe that this stock repurchase program is an appropriate use of cash. This program reaffirms our continued confidence in the company's near and long-term financial and operating performance, and our commitment to enhancing shareholder value.”

About AFOP
Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP's products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including connectivity systems, couplers and splitters, thin film CWDM and DWDM components and modules, optical attenuators, and micro-optics devices. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP's website is located at http://www.afop.com.